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                                                                   EXHIBIT 12(B)
                                                                     Page 1 of 1

                           THE TOLEDO EDISON COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (Pre-Income Tax Basis)
                             (Thousands of Dollars)

     Statement Setting Forth Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):

                                                        YEAR ENDED DECEMBER 31,                     6 MONTHS     6 MONTHS
                                       ---------------------------------------------------------      ENDED        ENDED
                                         1989        1990        1991        1992        1993        6/30/93      6/30/94
                                       --------    --------    --------    --------    ---------    ---------    ---------
Net Income (Loss)....................  $ 92,678    $ 81,424    $ 49,613    $ 70,677    ($289,275)   $ 38,249     $ 38,230
  Add
    Federal Income Taxes Expense
      (Credit).......................    58,848      12,377      37,995      33,905     (139,479)     14,463       15,372
    Interest (a).....................   163,546     149,301     141,285     128,779      121,221      60,457       59,097
    Provision for Interest Element of
      Rentals (b)....................   124,130     121,488     122,469     115,638      112,266      55,995       55,222
                                       --------    --------    --------    --------    ---------    ---------    ---------
         Total Earnings..............  $439,202    $364,590    $351,362    $348,999    ($195,267)   $169,164     $167,921
                                       =========   =========   =========   =========   =========    ==========   ==========
Fixed Charges and Preferred Stock
Dividends (pre-income tax basis)
  Preferred stock dividends
    accrued..........................  $ 25,390    $ 25,159    $ 24,792    $ 23,969    $  22,482    $ 11,751     $ 10,358
  Less portion of 4 1/4% preferred
    dividends which are tax
    deductible.......................       280         280         280         280          280         140          136
                                       --------    --------    --------    --------    ---------    ---------    ---------
                                       $ 25,110    $ 24,879    $ 24,512    $ 23,689    $  22,202    $ 11,611     $ 10,222
  Ratio of income before taxes to
    income (c).......................      1.63        1.15        1.77        1.38         1.48        1.38         1.40
                                       --------    --------    --------    --------    ---------    ---------    ---------
  Above total adjusted to requirement
    before federal income taxes......    40,929      28,611      43,386      32,691       32,859      16,023       14,311
  Portion of 4 1/4% preferred
    dividends which are tax
    deductible.......................       280         280         280         280          280         140          136
  Fixed Charges......................   287,676     270,789     263,754     244,417      233,487     116,452      114,319
                                       --------    --------    --------    --------    ---------    ---------    ---------
         Total Fixed Charges and
           Preferred Stock
           Dividends.................  $328,885    $299,680    $307,420    $277,388    $ 266,626    $132,615     $128,766
                                       =========   =========   =========   =========   =========    ==========   ==========
Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends
  (pre-income tax basis).............      1.34        1.22        1.14        1.26        (0.73)       1.28         1.30
                                       =========   =========   =========   =========   =========    ==========   ==========

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(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Beaver Valley and Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.

(c) Computation of ratio of income before taxes to income:

  Income (Loss)......................  $ 92,678    $ 81,424    $ 49,613    $ 70,677    ($289,275)   $ 38,249     $ 38,230
  Federal income tax expense
    (credit).........................    58,848      12,377      37,995      33,905     (139,479)     14,463       15,372
                                       --------    --------    --------    --------    ---------    ---------    ---------
  Income (Loss) before taxes.........  $151,526    $ 93,801    $ 87,608    $104,582    ($428,754)   $ 52,712     $ 53,602
                                       =========   =========   =========   =========   =========    ==========   ==========
  Ratio of income before taxes to
    income...........................      1.63        1.15        1.77        1.48         1.48        1.38         1.40
                                       =========   =========   =========   =========   =========    ==========   ==========